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Exhibit 10.1

THIRD AMENDMENT TO LETTER AGREEMENT

        This Third Amendment ("Amendment") is entered into by and between Aspen Technology, Inc. ("Aspen") and Fleet Business Credit, LLC, formerly Sanwa Business Credit Corporation ("FBC") effective as of the 28th day of March, 2003.

        WHEREAS, Aspen and FBC are parties to that certain letter agreement dated as of March 25, 1992, as amended by a First Amendment to Letter Agreement dated as of March 3, 1994, a Second Amendment to Letter Agreement dated as of January 1, 1997, and a Direct Finance Addendum to Letter Agreement dated as of March 29, 1999 (as amended, the "Letter Agreement"); and

        WHEREAS, Aspen and FBC wish to amend the Letter Agreement as hereinafter provided;

        NOW THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt of which is hereby acknowledged, Aspen and FBC hereby agree as follows:

A. Amendment. The Letter Agreement is hereby amended as follows:

1.
Paragraph 1(p) is deleted in its entirety and replaced by the following:

  (p) 'Software' means software products licensed by you or one of your affiliates, including without limitation Hyprotech Company, under license agreements with Obligors, provided that if one of your affiliates is the licensor under the Contract, the rights of licensor to the Payments under the Contract, and rights of enforcement with respect to such Payments, have been assigned by the licensor to you.

2.
Paragraph 1 is further amended by the addition of the new definition:

  (q) 'Support' means services, such as maintenance, support, training, installation and special applications development, which are provided to an Obligor by you or one of your affiliates, including without limitation Hyprotech Company, provided that if one of your affiliates is the service provider under the Contract, the rights of the service provider to the Payments under the Contract related to such services, and rights of enforcement with respect to such Payments, have been assigned by the service provider to you.

3.
Paragraph 3 is amended by adding the following language at its end:

  This Agreement is intended by the parties as an agreement for the sale of Payments and rights in supporting obligations and other related assets. However, as a precaution in case it is determined that this Agreement is an agreement for the making of a loan or loans, then as collateral security for the payment of all sums and amounts due hereunder, you grant us a security interest in and to the Payments due and to become due under Contracts purchased by us, due and to become due both during the first year of the Contract and thereafter, the Contracts, the Obligor Guaranties and other supporting obligations, all general intangibles and accounts related to the Payments, and all proceeds of any of the foregoing.

  You hereby irrevocably authorize us at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) describe the above collateral regardless of whether any particular asset comprising the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of such jurisdiction as amended from time to time and (b) contain any other information required by Part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including whether you are an organization, the type of organization and any organization identification number issued to you. You agree to furnish any such information to us promptly upon request. You also ratify the authorization for us to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments if filed prior to the date hereof. In addition to the foregoing, you agree to deliver to us such financing statements and other documents and take such actions as we may consider necessary in order to establish and maintain our rights under this Agreement and valid and perfected security interests in the above collateral free of all other liens, claims and rights of third parties.

4.
Paragraph 4(a) is deleted in its entirety and replaced by the following:

  You are a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and you are qualified to do business in each state or jurisdiction where such qualification in necessary. Your organizational identification number with the State of Delaware is 2859683. You are properly licensed and in compliance with fictitious name statutes in the Commonwealth of Massachusetts and in each state where you do business. You shall deliver to us evidence of good standing, valid existence, proper licensing and compliance upon our reasonable written request.

5.
Paragraph 4(d) is deleted in its entirety and replaced by the following:

  Your financial statements included in the reports required to be filed by you under the Securities Exchange Act of 1934, as amended (the "SEC Reports"), complied, as of the respective dates of such reports, in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission with respect thereto as in effect at the time of filing. Such financial statements were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects your financial position and that of your consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes. Since the date of the financial statements included within the SEC Reports, except as disclosed in the SEC Reports, there has been no material adverse change in your financial condition.

6.
Paragraph 4(e) is deleted in its entirety and replaced by the following:

  You have disclosed in your SEC Reports or delivered to us in writing summaries of any material litigation or government proceedings pending against you. Other than any liability incident to the litigation or proceedings so disclosed by you, you have no contingent liabilities that have not been provided for or disclosed in the financial statements referred to in paragraph 4(d).

7.
Paragraph 4(f) is deleted in its entirety and replaced by the following:

  Your chief executive office and principal place of business is located at Ten Canal Park, Cambridge, MA 02141. You shall immediately report to us any change in either your state of organization or organization number.

8.
Paragraph 5(g) is deleted in its entirety and replaced by the following:

  (g) At the time of our purchase of the Contract, you have informed us in writing of all agreements, written or verbal, entered into between you (including any of your subsidiaries) and the Obligor or any other party in connection with the Contract and/or the Software or Support and of all agreements between you and any of your subsidiaries relating to the right to license, relicense or sublicense the Software covered by the Contract, and fully executed copies (all original copies if requested by us) of all those agreements will be delivered to us simultaneously with delivery of the Contract;

9.
The word "and" at the end of Paragraph 5(q) is hereby deleted, the period at the end of paragraph 5(r) is hereby deleted and the following new paragraphs 5(s) and 5(t) are added:

  (s) The Contract is in the form attached as Exhibit A to the Third Amendment to Letter Agreement (or in the form furnished by you from time pursuant to paragraph 6(k)), except as specifically approved in writing by us; and

  (t) The Payments under the Contract that we are purchasing arise only from the licensing of Software during a term set forth in the Contract and the provision of Support during the first year of the term of the Contract, except as specifically approved in writing by us.

10.
Paragraph 6(a) is deleted in its entirety and replaced by the following:

  (a) Furnish or make available to us all quarterly reports on Form 10-Q and all annual reports on Form 10-K required to be filed by you with the Securities and Exchange Commission and, from time to time, any additional financial information as we may reasonably request;

11.
The word "and" at the end of Paragraph 6(g) is hereby deleted, the period at the end of paragraph 6(h) is hereby deleted and the following new paragraphs 6(i), 6(j) and 6(k) are added:

  (i) (A) Upon our request, allow an assignment or transfer of Obligor's rights and obligations under any Contract with respect to the Software and Support to a third party, at no additional charge, subject only to any site, term, user number and/or similar restrictions specified in the Contract and such third party's agreement to be bound by the terms of the Contract that are effective against Obligor and (B) not consent to Obligor's assignment of its rights as licensee of the Software under any Contract without our prior written consent, unless Obligor agrees to remain jointly and severally liable for all duties and obligations of the licensee under such Contract;

  (j) Upon our written request in the event of non-payment or breach of the Contract by the Obligor, terminate the Obligor's license and right to use and receive the Software financed under the Contract and cease providing any related Support to the extent permitted under the terms of the Contract and any other agreement relating to such Support, and take such further steps to enforce such termination as we may reasonably request; and

  (k) Furnish us with a copy of any revision to your standard form of Contract attached as Exhibit A to the Third Amendment to Letter Agreement immediately upon such revision becoming effective.

12.
The first sentence of subparagraph 11(a) is hereby amended and restated as follows:

  In the event of an Obligor Default under any Contract purchased by us before March 28, 2003, and upon our request in writing that you indemnify us with respect to such Contract, you will, for Domestic Contracts, within ten (10) days after receipt of our request, and for International Contracts, within five (5) days after receipt of our request, pay to us an indemnity amount equal to the Net Contract Balance of the defaulted Contract, computed as of the time of your payment.

B. Severability.

        Any provision of this Amendment which is prohibited by or is unlawful or unenforceable under any applicable law of any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof; provided, however, that any such prohibition in any jurisdiction shall not invalidate such provision in any other jurisdiction; provided, further, that where the provisions of any such applicable law may be waived, they hereby are waived by Aspen and FBC to the full extent permitted by applicable law to the end and that this Amendment shall be deemed to be a valid and binding agreement in accordance with its terms.

C. Counterparts; Exhibit.

        This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute one and the same Amendment. Attached hereto as Exhibit A are, collectively, Aspen's Software License and Service Agreement Cover Page, version number 02/2003, Software License and Maintenance Terms and Conditions, version number 02/2003, and Amendment to Software License Agreement, version number 2/2003.

D. Governing Law.

        This Amendment shall be construed and governed according to the laws of (but not the choice of law rules of) the State of Illinois.

E. Binding Effect.

        This Amendment shall be binding upon and inure to the benefit of Aspen and FBC and their respective successors and assigns. Except as hereby amended, the Letter Agreement shall otherwise remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Amendment, effective as of the 28th day of March, 2003.

ASPEN TECHNOLOGY, INC.
By:	/s/ LISA W. ZAPPALA Title: Senior Vice President and CFO
FLEET BUSINESS CREDIT, LLC
By:	/s/ JEFFREY M. MIHALIK Title: First Vice President

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THIRD AMENDMENT TO LETTER AGREEMENT